Exhibit 23(i)

Administrative Office 4333 Edgewood Road NE Cedar Rapids, IA. 52499

May 4, 2016

Board of Directors

Transamerica Advisors Life Insurance Company

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

Re:	Group or Individual Contingent Deferred Annuity Contract

Transamerica Advisors Life Insurance Company

Initial Registration Statement on Form S-3 Filed on May 4, 2016

Directors:

In my capacity as Associate General Counsel of Transamerica Advisors Life Insurance Company (the “Company”), I have supervised the preparation of the initial registration statement on Form S-3 for the group or individual contingent deferred annuity contract (the “Contract”) to be filed on May 4, 2016 by the Company with the Securities and Exchange Commission under the Securities Act of 1933.

I have made such examination of law and examined such records of the Company and other documents as in my judgment are necessary or appropriate, and on the basis of such examination, it is my opinion:

(1)	The Company was organized in accordance with the laws of the State of Washington and re-domesticated in accordance with the laws of the State of Arkansas and is a duly authorized stock life insurance company under the laws of Arkansas and the laws of those states in which the Company is admitted to do business;

(2)	The Company is authorized to issue the Contracts in those states in which it is admitted and upon compliance with applicable local law; and

(3)	The Contracts, when issued in accordance with a prospectus contained in the aforesaid registration statement and in compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement and to the reference to me under the caption “Legal Matters” in the prospectus contained in said registration statement.

Sincerely,

/s/ Alison Ryan

Alison Ryan

Associate General Counsel